SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	December 8, 2004

W.W. Grainger, Inc.

(Exact Name of Registrant as Specified in its Charter)
Illinois

(State or Other Jurisdiction of Incorporation)
1-5684	36-1150280

(Commission File Number)	(I.R.S. Employer Identification No.)
100 Grainger Parkway, Lake Forest, Illinois	60045-5201

(Address of Principal Executive Offices)	(Zip Code)
(847) 535-1000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

               2005 Management Incentive Program.

               On December 7, 2004, the Compensation Committee of the Board of Directors of W.W. Grainger, Inc. (the “Company”) approved a Management Incentive Program (“MIP”) for 2005, covering approximately 1,200 Company employees including senior management and other key employees. The summary description of the Company’s 2004 MIP set forth as Exhibit 10(xi) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, which description is incorporated herein by reference, is also an accurate summary description of the Company’s 2005 MIP.

               Directors Compensation Program.

               On December 8, 2004, the Company’s Board of Directors approved a new compensation program, effective January 1, 2005, for the members of the Company’s Board of Directors who are not Company employees. Under this program, each director will receive an annual retainer of $60,000 covering all regularly scheduled meetings of the Board and its committees. If additional meetings are held, a per-meeting fee of $1,500 will be paid to each attending director.

               The Chairmen of Board committees will receive annual retainers in the amount of $10,000 for the Audit Committee Chair and $7,500 for the other committee Chairs. Other directors will receive an annual retainer of $5,000 for each committee on which they serve as a member. Directors may elect to defer, in a phantom stock unit account, their chair and committee retainers and the retainers and fees described in the preceding paragraph.

               In addition, directors will receive annual deferred stock unit grants. The number of shares covered by each grant will equal $60,000 divided by the fair market value of a share of Company stock at the time of grant, rounded up to the next ten-share increment. The deferred stock units will be settled on termination of service as a director.

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 8, 2004

W.W. GRAINGER, INC.

By: /s/ P. O. Loux
P. O. Loux
Senior Vice President, Finance
and Chief Financial Officer